NEWS FOR IMMEDIATE RELEASE
January 8, 2009
CONTACT: Chadwick J. Byrd
(509) 568-7800

AMBASSADORS GROUP ANNOUNCES PLAN TO REDUCE CURRENT WORKFORCE

Spokane, WA. – January 8, 2009

Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced today that due to continued deteriorating economic conditions, the Company is planning to reduce its current workforce of approximately 270 employees by 15 to 20 percent. The planned reductions are expected to be completed within the month of January 2009. Other expense management measures implemented by the company include a freeze on cash compensation for the Ambassadors Group executive team for 2009 along with the voluntary decline of incentives earned in 2008 by president and chief executive officer, Jeff Thomas and executive vice president, Peg Thomas. Additionally, total compensation increases for 2009 have been limited to 1 percent of total payroll. The Company will continue to aggressively manage costs throughout the year.

As of January 7, 2009, the Company had 34,583 net enrolled participants for 2009 travel programs compared to 42,548 net enrolled participants for 2008 travel programs as of the same date last year.

“Families continue to express high levels of interest in our educational travel programs, but are reluctant to commit to travel in this time of economic difficulty. We have seen enrollments decrease by approximately 19 percent compared to last year’s more favorable economic environment,” said Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. “These planned reductions are an unfortunate necessity given the economic conditions and are a proactive step to bring us more in line with previous operating and financial performance. We value and appreciate each and every one of our employees and thank them tremendously for their support.”

Quarterly conference call and webcast

We will host a conference call to discuss fourth quarter and fiscal year 2008 results of operations on Friday, February 6, 2009, at 8:30 a.m. Pacific Time. Dial in and webcast information will be announced three weeks prior to the call.

Business overview

Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 6 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 6, 2008 and proxy statement filed April 8, 2008.